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                                                                    Exhibit 3.1




                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                     UNITED ASSET MANAGEMENT CORPORATION

                    Pursuant to Section 245 of the General

                   Corporation Law of the State of Delaware

     United Asset Management Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: That the original Certificate of Incorporation was filed with the Secretary of the State of Delaware on December 4, 1980; that said certificate was amended and restated by a restated certificate of incorporation filed on February 21, 1985; that such restated certificate was further amended by certificates of amendment filed on January 17, 1986 and June 24, 1986; and that such restated certificate was amended and restated by a restated certificate of incorporation filed on June 2, 1987;

     SECOND: That the restated certificate of incorporation, as amended, is hereby further amended by striking out Article 4(a) thereof and by substituting in lieu thereof new Article 4(a) which is set forth in the Restated Certificate of Incorporation hereinafter set forth. The provisions of the restated certificate of incorporation of the Corporation as amended and supplemented, is hereby restated and integrated into the single instrument which is entitled Restated Certificate of Incorporation of United Asset Management Corporation without any further amendment other than the amendment herein certified and without any discrepancy between the provisions of the restated certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth,

     THIRD: That the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

     1.  The name of the Corporation is United Asset Management Corporation.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business to be conducted or promoted and the purpose of the Corporation is: To be a holding company of which the subsidiaries engage in the institutional investment management business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4.  Authorized Stock:

          (a) The Corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of all such shares shall be Two Hundred Five Million (205,000,000). The total number of shares of Common Stock authorized to be issued shall be Two Hundred Million (200,000,000), with a par value of one penny ($.01) per share. The total number of shares of Preferred Stock authorized to be issued shall be Five Million (5,000,000), with a par value of one dollar ($1.00) per share.

          (b) The shares of Preferred Stock may be issued by the Board of Directors from time to time in one or more series. The Board of Directors is hereby authorized to establish from time to time by resolution or resolutions the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any or all of them; and to increase or decrease the number of shares of any series subsequent to the issue of

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     shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     5.  The Corporation is to have perpetual existence.

     6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

     7. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept, subject to any provision contained in the statutes, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

     8. A Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same now exists or may hereafter be amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation relating to such Director's conduct prior to the time of such repeal or modification.

     9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     FOURTH: The amendment and the restatement of the Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said United Asset Management Corporation has caused this certificate to be signed by Norton H. Reamer, its President, and John C.
Vincent, Jr., its Secretary, this           day of May, 1994.

                                            UNITED ASSET MANAGEMENT
                                            CORPORATION

                                            By: ..............................
                                                  Norton H. Reamer, President

ATTEST:

By: ..............................
      John C. Vincent, Jr.,
    Secretary

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